Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

A message from Charles River CEO to site directors
April 26, 2010

Hello Charles River Leadership,

Today, we announced plans to acquire WuXi AppTec.  The combination of Charles River and WuXi AppTec creates the only global CRO to offer drug development services from molecule creation to first-in-human testing by uniting the global leaders in in vivo biology and chemistry.

Because of the confidential nature of this acquisition, we were not able to connect with you directly to discuss this in advance of the announcement.  However, Nancy and Real will be hosting conference calls with you to review this exciting transaction and how it will benefit the Company, our employees and customers.  You will receive an invitation to their calls.

In the meantime, let me tell you a little about WuXi AppTec and why we believe this is such an exciting opportunity.

WuXi AppTec is a leading drug research and development outsourcing company with expertise in discovery chemistry.  The Company was established in 2000 and has steadily grown to more than 4,000 employees with operations in China and the United States.

By joining with WuXi AppTec, we can better serve our customers, with an increased global presence and comprehensive portfolio of discovery and early-stage development services. This transformational combination brings together two companies with the shared goal of accelerating our customers’ drug development efforts and a commitment to exceeding their expectations.

 This is a good opportunity for Charles River for four reasons:
o	Enables us to better serve our customers
o	Enhances our management team and scientific expertise
o	Drives profitable revenue growth
o	Gives us a strong presence in China, an emerging research frontier for our clients

We developed several communication tools to ensure all employees understand the strategic importance of this acquisition.  I am counting on you to ensure that the employees understand that this acquisition represents exciting growth opportunities for the Company, which is good for everyone.  Nancy and Real will send you the communication materials.

Thank you for your continued dedication and commitment and I hope you share my excitement regarding this tremendous opportunity.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories International, Inc. (Charles River) and WuXi PharmaTech (Cayman) Inc. (WuXi), and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (SEC) reports filed or furnished by Charles River and WuXi.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

Additional Information

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River will file a preliminary proxy statement and a definitive proxy statement with the SEC. The information contained in the preliminary filing will not be complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction. Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities